

Elizabeth Peyton (b. 1965)
Initial Offering Price
$722,000
Offering Circular
sec.gov
Price Appreciation of Similar Works
12.0%
8 of Peyton's 10 top painting sales feature a single male figure. Piotr Uklanski is a recurring subject in Peyton's portraits and is often depicted reclined or lounging on a red couch.
INVESTMENT THESIS
Similar Sales
Record Price
$2.5m
$2.0m
$1.5m
$1.0m
$0.5m
$0.0m
99
02
05
08
11
14
17
20
23
Sharpe Ratio (2002-2023)
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Elizabeth Peyton
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All Art
0.46
S&P 500
0.48
78% Progress
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Elizabeth Peyton

(b. 1965)

Why we like this offering

1. The Artwork is a prime example of Elizabeth Peyton's personal portraits of her friends. is a Polish artist based in New York and a friend of Elizabeth Peyton.
2. Auction records for artworks similar in style, period, and size are led by *Nick with Eyes Closed* (2003), which sold for $2,470,000 at Sotheby's in November 2022, *Flower Ben* (2002), which sold for $945,000 at Sotheby's in November 2018 and *Martin Creed @ St. John's London* (1999), which sold for $874,970 at Sotheby's in March 2022.
3. is a recurring subject in Peyton's portraits and is often depicted reclined or lounging on a red couch, as seen in the oil on canvas Piotr on Couch (1996) and the oil on paper Piotr (1996).
4. The figures in Elizabeth Peyton's portraits are characterized by their natural, relaxed demeanors.
5. Elizabeth Peyton paints her subjects with simplified, smooth features, which gives the sitters unnaturally youthful appearances, making her paintings feel timeless.
6. In addition to the personal subject matter in many of her portraits, Elizabeth Peyton cultivates intimacy through her use of small canvases and close crops, which creates the illusion of being in the room with her subject.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$6,152,184	24	$2,000,000

Turnover by Year



6.3M
4.8M
3.2M
1.6M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
40
30
20
10
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$722,000**
Offering Circular	sec.gov/edgar

Painting





About Elizabeth Peyton

Elizabeth Joy Peyton (born 1965) is an American contemporary artist working primarily in painting, drawing, and printmaking. Best known for figures from her own life and those beyond it, including close friends, historical personae, and icons of contemporary culture, Peyton's portraits have regularly featured artists, writers, musicians, and actors. — Wikipedia

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ELIZABETH PEYTON

b. 1965, UNITED STATES



$722,000

INITIAL OFFERING

12.0%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

16.4%

ANNUAL APPRECIATION OF RECORD PRICES[3]

6.8%

MEDIAN APPRECIATION OF REPEAT SALES[4]

Oil on board | 9 × 12 in. (23 × 30 cm.)

Elizabeth Peyton is a world-renowned contemporary American artist recognized for her emotional portraits of famous figures and personal acquaintances

The Artwork is a prime example of Elizabeth Peyton's personal portraits of her friends. is a Polish artist based in New York and a friend of Elizabeth Peyton. is a recurring subject in Peyton's portraits and is often depicted reclined or lounging on a red couch, as seen in the oil on canvas Piotr on Couch (1996) and the oil on paper Piotr (1996). The figures in Eliza-beth Peyton's portraits are characterized by their natural, relaxed demeanors. Elizabeth Peyton paints her subjects with simplified, smooth features, which gives the sitters unnaturally youthful appearances, making her paintings feel timeless. In addition to the personal subject matter in many of her portraits, Eliz-abeth Peyton cultivates intimacy through her use of small canvases and close crops, which creates the illusion of being in the room with her subject. The Artwork is a portrait of Elizabeth Peyton's friend, , sitting alone on a plush red couch. Positioned in the left third of the canvas, the slim, brown-haired figure wears a red shirt and a black and yellow unzipped jacket. He casts his gaze downwards in a relaxed, pensive expression. To his left, at the center of the composition, a small, colorful painting of a sunset with red stars and green mountains leans against the couch. A radia-tor peeks out behind the edge of the couch at the far right of the canvas. Auction records for artworks similar in style, period, and size are led by Nick with Eyes Closed (2003), which sold for $2,470,000 at Sotheby's, New York on November 16, 2022, Flower Ben (2002), which sold for $945,000 at Sothe-by's, New York on November 15, 2018 and Martin Creed @ St. John's London (1999), which sold for $874,970 at Sotheby's, New York on March 2, 2022.

Elizabeth Peyton is represented by Gladstone Gallery, Thaddeus Ropac, and David Zwirner. The artist has been the subject of solo exhibitions at various prestigious institutions, including the Aldrich Contemporary Art Museum in Ridgefield, Connecticut, the Irish Museum of Modern Art in Dublin, the Mildred Lane Kemper Art Museum in St.

AS OF DECEMBER 18, 2023, PEYTON'S TOP AUCTION RECORDS ARE CURRENTLY LED BY NICK WITH HIS EYES SHUT (2003), WHICH SOLD FOR $2,470,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 16, 2022, SID VICIOUS ARRESTED (1998), WHICH SOLD FOR $2,238,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 15TH, 2023, AND DAVID BOWIE (2012), WHICH SOLD FOR $2,077,000 AT SOTHEBY'S NEW YORK ON MAY 12, 2021..

Louis, the Opelvillen in Rüsselsheim, Germany, the Staatliche Kunsthalle Baden-Baden in Germany, the Gallery Met at the Metropolitan Opera in New York, the Hara Museum of Contemporary Art in Tokyo, the French Academy at Villa Medici in Rome, the National Portrait Gallery in London, and the UCCA Center for Contemporary Art in Beijing. Her work is also represented in the permanent collections of the Museum of Modern Art in New York, Tate Modern in London, the Museum of Contemporary Art in Los Angeles, and the Centre Pompidou in Paris, among many others. In recent years, Peyton's work has become increasingly popular with collectors, and her paintings have sold for seven-figure prices at auction. Peyton's top auction records are currently led by Nick with His Eyes Shut (2003), which sold for $2,470,000 at Sotheby's New York on November 16, 2022, David Bowie (2012), which sold for $2,077,000 at Sotheby's New York on May 12, 2021, and Liam + Noel in the 70's (1997), which sold for $2,070,000 at Christie's New York on November 9, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$15,275
$386,607
$178,224
$384,000
$347,773
$566,500
$290,500
$290,500
$100,000
$533,000
$725,000
$365,000
$209,000
$451,505
$945,000
$447,000
$375,000
$874,970
$815,538
$2,470,000
$621,717
11/16/2001
6/22/2006
10/15/2006
5/15/2007
10/15/2010
11/10/2010
3/7/2012
11/15/2012
11/12/2013
11/14/2013
5/11/2015
5/12/2015
2/29/2016
10/5/2018
11/15/2018
11/14/2019
11/15/2019
3/2/2022
10/14/2022
11/16/2022
6/30/2022
Implied Historical Growth

Elizabeth Peyton (b. 1965, Danbury, Connecticut) is a world-renowned contemporary American artist recognized for her emotional portraits of famous figures and personal acquaintances. In 1987, Peyton graduated from the School of Visual Arts in New York with an early interest in portraiture. That same year, she held her first solo exhibition at Althea Viafora Gallery in New York. Her early exhibition history also featured numerous less conventional spaces like hotel rooms, bars, and restaurant bathrooms. In 1993, a solo exhibition with Gavin Brown's Enterprise at Hotel Chelsea in Room 828 brought her into critical contemporary art discourse and led to an exhibition at Gavin Brown's Enterprise's main gallery two years later. In 2008, the New Museum in New York organized the mid-career retrospective, Live Forever: Elizabeth Peyton, which proceeded to travel to the Walker Art Center in Minneapolis, the Whitechapel Gallery in London, and the Bonnefanten Museum in Maastricht, the Netherlands. Her intentional use of line and color in small to medium scale portrait paintings capture the unique emotional landscapes of her subjects, which range from historic figures to rock stars to cultural icons to close friends. As of June 28, 2023, Peyton continues to live and work in New York.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Elizabeth Peyton with the following criteria: works completed between 1996 and 2010 showing a single figure with a visible face under 15 inches by 15 inches, excluding muted white, non-fully developed backgrounds and one black and white canvas, Alice Neel In 1931. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 12.0% CAGR implied from selected sales occurring from November 16, 2001 to June 30, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Elizabeth Peyton have a record price compound annual growth rate ("CAGR") of 16.4% from May 17, 2000 to June 30, 2023. This calculation is based on (i) a record price of $60,000 on May 17, 2000, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $2,000,000, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Elizabeth Peyton is 6.8%, which is based on 10 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Elizabeth Peyton was November 14, 2002 and ending on the last date a repeat sale occurred for such artist, which in the case of Elizabeth Peyton was May 29, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.